Exhibit 99.1

November 7, 2018

Fellow Shareholders,

Roku delivered outstanding financial and operating results in Q3 2018. Robust active account and streaming hour growth contributed to another great quarter with our advertising business showing continued strong momentum. In fact, roughly two thirds of the Ad Age 200 have advertised on the Roku platform. Advertising effectiveness and measurement tools are consistently showing the superiority of OTT video ads on Roku compared to linear TV advertising. Our ongoing R&D investments into differentiating our unique platform are strengthening our ability to help consumers, content publishers and advertisers benefit from the advantages streaming offers.

A few Q3 2018 highlights:

•	Total net revenue up 39% YoY to $173.4 million;
•	Platform revenue up 74% YoY to $100.1 million;
•	Gross profit up 58% YoY to $79.0 million;
•	Active accounts up 43% YoY to 23.8 million at quarter end;
•	Streaming hours up 63% YoY to 6.2 billion;
•	Average Revenue Per User (ARPU) up 37% YoY to $17.34 (trailing 12-month basis);
•	Year to date, more than one in four smart TVs sold in the U.S. were Roku TVs.

Roku Q3 2018 Shareholder Letter	1

Key Operating Metrics	Q3 17	Q4 17	Q1 18	Q2 18	Q3 18	YoY %
Active Accounts (millions)	16.7	19.3	20.8	22.0	23.8	43%
Streaming Hours (billions)	3.8	4.3	5.1	5.5	6.2	63%
ARPU ($)	$12.68	$13.78	$15.07	$16.60	$17.34	37%

Summary Financials ($ in millions)	Q3 17	Q4 17	Q1 18	Q2 18	Q3 18	YoY %
Platform revenue	$57.5	$85.4	$75.1	$90.3	$100.1	74%
Player revenue	67.3	102.8	61.5	66.5	73.3	9%
Total net revenue	124.8	188.3	136.6	156.8	173.4	39%
Platform gross profit	44.6	63.7	53.4	63.0	70.5	58%
Player gross profit	5.3	9.8	9.7	14.7	8.4	59%
Total gross profit	49.9	73.5	63.1	77.8	79.0	58%
Platform gross margin %	77.5%	74.6%	71.1%	69.8%	70.5%	-700	bps
Player gross margin %	7.9%	9.5%	15.8%	22.2%	11.5%	360	bps
Total gross margin %	40.0%	39.0%	46.2%	49.6%	45.6%	560	bps
R&D	28.5	31.3	34.1	40.2	45.4	59%
Sales and marketing	16.2	19.1	20.3	22.3	25.6	58%
G&A	13.0	13.5	15.6	15.4	19.8	52%
Total operating expenses	57.8	64.0	70.0	77.9	90.7	57%
Income (loss) from operations	(7.9)	9.5	(6.9)	(0.1)	(11.7)	-49%
Adjusted EBITDA [1]	(3.7)	14.4	(0.8)	7.1	2.0	nm
Adjusted EBITDA margin %	-2.9%	7.6%	-0.6%	4.5%	1.1%	400	bps

Outlook ($ in millions)	Q4 2018E		Full Year 2018E
Total net revenue	$255 - $265		$722 - $732
Total gross profit	$103 - $110		$323 - $330
Net income (loss)	($4) - $3		($20) - ($13)
Adjusted EBITDA [2,3]	$13 - $20		$21 - $28
[1] Refer to the reconciliation of net loss to adjusted EBITDA in the non-GAAP information in an appendix to this letter.

[2] Full Year 2018E reconciling items between net loss and non-GAAP adjusted EBITDA consist of stock-based compensation of approximately $35 million, depreciation and amortization and other net adjustments of approximately $9 million partially offset by interest and other income of approximately $4 million.

[3] Q4 2018E reconciling items between net loss and non-GAAP adjusted EBITDA consist of stock-based compensation of approximately $14.5 million, depreciation and amortization and other net adjustments of approximately $2.5 million, partially offset by interest and other income of approximately $0.5 million.

Q3 2018 results and outlook

Q3 revenue and gross profit exceeded our outlook, driven by continued strength in our advertising business and better-than-expected demand for streaming players. Revenue grew 39% year-over-year and gross profit, a key financial performance metric, rose 58%. Gross margin expanded nearly six percentage points year-over-year to 45.6%. Adjusted EBITDA of $2.0 million and a net loss of $9.5 million were well ahead of our outlook, due to better-than-expected revenues and modestly higher margins.

Operating trends remain strong. We ended Q3 2018 with 23.8 million active accounts, up 43% year-over-year, with more than half of new accounts coming from licensed sources, primarily Roku TVs. Roku user engagement increased this quarter with

Roku Q3 2018 Shareholder Letter	2

our users streaming 6.2 billion hours, up 63% year-over-year. Q3 trailing 12-month ARPU increased 37% year-over-year to a record $17.34.

Platform revenue, which represented 58% of total revenue vs. 46% a year ago, grew 74% year-over-year to $100 million with over two-thirds coming from advertising services such as video ads, audience development and brand sponsorship advertising on the Roku user interface. Q3 video ad sales more than doubled year-over-year and remain a key contributor to the overall advertising growth rate that has been in a consistently strong and narrow band for several quarters. Content distribution-related revenues, which can be a little lumpier quarter-to-quarter, grew at a similar pace to account growth. We continue to see robust growth from virtual MVPD services as cord-cutting adoption increases. Platform gross profit increased 58% year-over-year with robust Platform gross margin of 71%. As a reminder, the year-over-year decline in Platform gross margin largely reflects the anticipated mix shift to our fast-growing video advertising business, which has roughly 50%+ gross margins.

The strong retail demand we’ve seen for streaming players in recent quarters continued in Q3. Player revenue increased 9% year-over-year, driven by 15% year-over-year unit growth, offset in part by a 5% decrease in average sales price, as demand for our popular low-priced players remained robust. We recently launched several new players, including a well-reviewed 4K Roku Premiere+ for $49.99 MSRP.

Q3 operating expenses were $90.7 million, up 57% year-over-year, as we continued to invest across the organization to support our long-term growth. R&D remains our largest investment area at roughly half of total operating expenses. The biggest driver of operating expense growth continues to be headcount-related, including sales and marketing, which is primarily focused on ad sales and business development. We are seeing expanding efficiency in ad sales as deal sizes increase.

Based on our strong Q3 results and slightly higher expectations for Q4 revenue, we are again raising our full year 2018 outlook. We now see full-year revenue growth of 42% year-over-year at the midpoint, up from 40% year-over-year provided last quarter and from 31% year-over-year when we provided our outlook at the beginning of 2018. We are also raising our full-year gross profit outlook growth to 63% year-over-year, up from 61% previously and from 43% year-over-year when we provided our outlook at the beginning of 2018.

We ended the quarter with $180 million in cash, cash equivalents and short-term investments and no debt.

Scaling account growth, user engagement and monetization

Active accounts drive our other key operating metrics. Our strategy to grow accounts by engineering a purpose-built TV operating system that runs on lower-cost hardware and delivers an exceptional streaming experience, has enabled us to scale our user base to nearly 24 million active accounts in a competitive industry. Our fastest growing source of new accounts continues to be our Roku TV licensing program with TV manufacturers. We estimate that more than 25% of all smart TVs sold in the U.S. so far this year are Roku TVs, up from roughly 20% in 2017 and 13% in 2016. In Q3, over half of our new accounts came from licensed sources, primarily Roku TVs. Our focus on value, great content selection – enhanced by our independent position in the ecosystem – and ease-of-use is a key part of our success and we continue to see tremendous opportunity ahead both domestically and internationally.

As our scale has increased, Roku has become a more important platform for content providers and advertisers, driving both engagement and monetization. On the engagement front, Q3 streaming hour growth was robust at 63% year-over-year, up from 57% in Q2. On the monetization front, Q3 ARPU reached a new high of $17.34, up 37% year-over-year, with ARPU from advertising (video and display) growing even faster. TV advertising shifting to streaming represents our largest opportunity over the long-term as we capture an increasing share of advertising inventory and as content partners and brand sponsors

Roku Q3 2018 Shareholder Letter	3

engage directly with our users in the Roku user interface. As we continue to deliver greater value to our content publishers and advertisers, and as we share in that value, we expect to see ARPU continue to grow for many years to come.

Roku Advertising – Delivering a better solution for advertisers

We believe that all TV will be streamed and as a result, all TV advertising will eventually be streamed. We believe ads on the Roku platform simply work better than ads on linear TV. We’ve developed a sophisticated OTT ad platform that enables advertisers to serve targeted, relevant ads to our users and to measure both the effectiveness of those ads and their return on investment. A key differentiator, and competitive moat, is our direct relationship with customers on our platform which allows us to continuously collect rich data, including user registration, and anonymized behavioral information - like audience engagement with streaming channels, streaming ads and traditional linear ads using opt-in technologies like Automatic Content Recognition (ACR). We gather this data and create user segments, develop look-a-like audience and predictive models, and activate segments for use in a variety of business operations, including recommendations for users in The Roku Channel, analytics for our content publishers, and targeted advertising for brands. Our platform is also capable of ingesting CRM and third-party data sets from advertisers and data providers, to augment our already rich data set.

This past quarter, we announced the Measurement Partner Program to help brands and publishers quantify the impact of advertising campaigns running on the Roku platform across a wide variety of marketing and sales outcomes. Eleven partners including Nielsen, comScore, ResearchNow, Nielsen Catalina Solutions, Acxiom, Experian, Oracle Data Cloud, Kantar, Placed, Factual, and Polk, are part of the program. Each of these partners measures a specific part of the marketing funnel, including audience demographics, brand awareness, store visits, website visits and sales increases. We believe Roku is the first OTT ad platform to allow brands to measure results on both OTT and linear TV together across different attributes and points in an ad campaign. Following a recent study for a cruise line campaign, Kantar Millward Brown found a 46% lift in website visits among their target 25-34-year-old demographic when advertising on the Roku platform. In another study by Kantar Millward Brown Roku ads were found to be 60% more effective at driving purchase intent than the average linear TV ad.

Our ability to combine rich measurement and analytics directly addresses the needs of traditional TV advertisers as they shift budgets to OTT generally, and to Roku specifically. According to recent research by Advertiser Perceptions, 67% of advertisers limit their investment in new media platforms due to measurement concerns. Earlier this year, we launched the Roku Ad Insights suite to allow marketers to measure campaign reach and effectiveness across linear and OTT, and more accurately plan their OTT ad investments. These tools help brands analyze the engagement of TV audiences as they shift their viewing towards streaming. Year-to-date in 2018, we have executed more than 100 ad effectiveness studies for our brand clients. As a result, we provide advertisers with more confidence –  and they increase ad spend on the Roku platform.

We are combining the targeting and attribution capabilities that advertisers have become accustomed to in digital advertising and delivering ads with the branding power and beauty of the largest screen in the home.

A streaming OS purpose-built for TV

The Roku OS is purpose-built for TV, which provides us and our TV partners significant advantages versus mobile-first operating systems ported over to TV. The core proprietary technology supporting the Roku OS is a critical competitive advantage and we plan to continue to make substantial R&D investments to enhance our platform for TV partners, users, content publishers and advertisers.

For our TV partners and in our retail products, our OS offers intrinsically lower manufacturing costs versus our competitors.

For users, our proprietary OS offers a simple TV viewing experience, easy setup, and the broadest array of content and apps.

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For content publishers, our OS offers an array of solutions to distribute their content, promote content, and build audience. For example, The Roku Channel offers a one-stop large scale distribution platform. Content publishers can build direct to consumer apps using our TV-centric Software Development Kit (SDK). Many content publishers also take advantage of our feed-based Roku Direct Publisher program, which does not require content publishers to write a single line of code to publish a channel on our platform. We built an array of audience development solutions directly into the OS, offering unique ways for content owners to build viewership and is an important contributor to our advertising revenues. Finally, our payment and billing solutions play an important role in decreasing friction for subscription signups and retention.

For advertisers, the Roku Ad Framework, or RAF, technology is integrated into the Roku OS and provides advanced advertising capabilities, including IAB VAST ad processing, interactive rich media features, demographic measurement, device IDs, user privacy controls and compatibility with all major video ad servers, SSPs and DSPs. Our proprietary systems leverage our feature extraction, information retrieval and matching systems to provide the most relevant ads. Our machine learning and AI platform uses petabytes of data to understand how customers are using our products, to improve content discovery, recommendations and advertising. On Roku TVs, using our integrated ACR technology, we recently beta launched the ability to dynamically optimize ad frequency across linear and OTT ads. We are very excited about this product, as it solves a key planning and optimization challenge for brands as they shift budgets towards OTT. It is also a great example of the kind of ad products that Roku is uniquely positioned to provide as a direct consumer company, TV OS provider, and media vendor.

The Roku Channel – A great first year and more to come

We launched The Roku Channel just over a year ago, in September 2017, and have been thrilled with the results. In its first year, The Roku Channel ascended through the channel ranks to become a top 5 channel by active account reach faster than any other channel in Roku history. Free content is clearly important to our users. In a September 2018 Roku user survey, 90% of respondents said the availability of free content was somewhat or very important to them. In a similar survey focused on new Roku users, 43% of respondents said The Roku Channel influenced or strongly influenced their decision to buy a Roku device. We view this as a very strong endorsement for the Roku brand and the unique service provided by The Roku Channel.

The Roku Channel has become a material source of ad impressions and monetization on the platform, something we believe will grow over time given the expanding reach and popularity of the channel. Increasing reach and engagement allows us to continue to improve content quality and selection on the channel which fuels its relevance to our user base. Our ability to monetize this content and share the economics with content partners has proven to be a winning solution for existing channels on the platform that have syndicated their content into the channel and for studios that can publish directly into in The Roku Channel through direct licensing or revenue sharing arrangements.

Overall, it has been quite a year for The Roku Channel and for free ad-supported content consumption on the Roku platform in general, and we are just getting started. As we look out into 2019, we see tremendous opportunities to evolve and expand the scope of The Roku Channel with improvements to our content-first user experience, more content categories and expansion to new platforms and new geographies.

Conclusion

We are just starting to witness the massive transition of TV viewing and TV advertising to streaming. Roku is leading the way on the technology front with an operating system that is purpose-built for TV – versus more heavyweight mobile operating systems – and innovative services like The Roku Channel. According to company reports, the largest US cable and satellite TV services together have lost about 2 million linear TV subscribers so far this year – and about 4 million since the end of 2016. The early data suggests that Q3 could be the industry’s highest quarter yet for subscriber losses, while at the same time, user

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growth on our platform remains strong. The way TV content and advertising are delivered is evolving rapidly and we believe our purpose-built scalable solution is well positioned to be a catalyst for the transition that is underway.

Thanks for your support and Happy Streaming!

Sincerely,

Anthony Wood, Founder and CEO

Steve Louden, CFO

Conference Call Webcast – 2 p.m. PST November 7, 2018

The Company will host a webcast of its conference call to discuss the Q3 2018 results at 2 p.m. Pacific Time / 5 p.m. Eastern Time. Participants may access the live webcast in listen-only mode on the Roku investor relations website at ir.roku.com. An archived webcast of the conference call will also be available at ir.roku.com following the call.

Roku Business Basics

For an introduction to Roku’s business see Introduction to Roku document on the investor relations website at ir.roku.com.

About Roku, Inc.

Roku pioneered streaming to the TV. We connect users to the streaming content they love, enable content publishers to build and monetize large audiences, and provide advertisers with unique capabilities to engage consumers. Roku streaming players and Roku TVTM models are available around the world through direct retail sales and licensing arrangements with TV OEMs and service operators. Roku is headquartered in Los Gatos, Calif. U.S.A.

Investor Relations James Samford ir@roku.com	Press Eric Savitz esavitz@roku.com

Use of Non-GAAP Measures

In addition to financial information prepared in accordance with generally accepted accounting principles in the United States (GAAP), this shareholder letter includes certain non-GAAP financial measures. These non-GAAP measures include Adjusted EBITDA and pro forma basic and diluted net loss per share. In order for Roku’s investors to be better able to compare its current results with those of previous periods, Roku has included a reconciliation of GAAP to non-GAAP financial measures as an appendix to this letter. The Adjusted EBITDA reconciliation adjusts the related GAAP financial measures to exclude other income (expense), net, stock-based compensation expense, depreciation and amortization, and income tax expense where applicable. The pro forma basic and diluted net income (loss) per share reconciliation gives effect to the conversion of outstanding convertible preferred stock using the as-if converted method into common shares as though the conversion had occurred as of the beginning of the period. Also, the numerator has been adjusted to reverse the fair value adjustments related to the convertible preferred stock warrants as they became warrants to purchase common stock at the time of our initial public offering and at such time no longer required periodic revaluation. We believe these non-GAAP financial measures are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our

Roku Q3 2018 Shareholder Letter	6

past financial performance. However, these non-GAAP financial measures have limitations, and you should not consider them in isolation or as a substitute for our GAAP financial information.

Forward-Looking Statements

This shareholder letter contains “forward-looking” statements that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “seek,” “estimate,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our beliefs and assumptions only as of the date of this letter. These statements include our financial outlook for the fourth quarter of 2018 and for the full fiscal year, the growth in ARPU, the growth and evolution of TV streaming, the decline in cable video subscribers and the shift of advertising to OTT, the amount, uses and impact of our research and development investments, the importance of the Roku Channel as a source of ad impressions and in monetizing our platform, the reach and popularity of the Roku Channel, the opportunities for the evolution and expansion of the scope of The Roku Channel, and the role of our operating system in the transition of TV viewing and TV advertising to streaming. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017 and our most recent Quarterly Reports on Form 10-Q.

Roku Q3 2018 Shareholder Letter	7

ROKU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net Revenue:
Platform	$100,050	$57,528	$265,468	$139,919
Player	73,331	67,254	201,299	184,583
Total net revenue	173,381	124,782	466,767	324,502
Cost of Revenue:
Platform (1)	29,504	12,962	78,498	33,083
Player (1)	64,884	61,925	168,412	165,047
Total cost of revenue	94,388	74,887	246,910	198,130
Gross Profit:
Platform	70,546	44,566	186,970	106,836
Player	8,447	5,329	32,887	19,536
Total gross profit	78,993	49,895	219,857	126,372
Operating Expenses:
Research and development (1)	45,370	28,532	119,692	76,650
Sales and marketing (1)	25,603	16,216	68,180	44,938
General and administrative (1)	19,769	13,039	50,768	33,894
Total operating expenses	90,742	57,787	238,640	155,482
Income (Loss) from Operations	(11,749)	(7,892)	(18,783)	(29,110)
Other Income (Expense), Net:
Interest expense	(112)	(815)	(220)	(1,286)
Change in fair value of preferred stock warrant liability	—	(37,682)	—	(40,333)
Other income, net	2,162	212	2,971	423
Total other income (expense), net	2,050	(38,285)	2,751	(41,196)
Income (Loss) Before Income Taxes	(9,699)	(46,177)	(16,032)	(70,306)
Income tax expense (benefit)	(172)	58	(397)	144
Net Income (Loss) Attributable to Common Stockholders	$(9,527)	$(46,235)	$(15,635)	$(70,450)
Net Income (Loss) per share attributable to common stockholders—basic and diluted	$(0.09)	$(8.79)	$(0.15)	$(14.09)
Weighted-average shares used in computing net loss per share attributable to common stockholders—basic and diluted	106,884	5,260	103,035	4,999

(1)	Stock-based compensation was allocated as follows:
	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Cost of platform revenue	$29	$18	$67	$58
Cost of player revenue	136	25	247	99
Research and development	5,561	1,197	10,658	3,078
Sales and marketing	3,277	808	5,673	2,099
General and administrative	2,496	876	4,592	2,183
Total stock-based compensation	$11,499	$2,924	$21,237	$7,517

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ROKU, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share data)

(unaudited)

	As of
	September 30, 2018	December 31, 2017
Assets
Current Assets:
Cash and cash equivalents	$137,670	$177,250
Short-term investments	42,057	—
Accounts receivable, net of allowances	133,895	120,553
Inventories	68,803	32,740
Prepaid expenses and other current assets	13,867	11,367
Deferred cost of revenue, current portion	1,504	3,007
Total current assets	397,796	344,917
Property and equipment, net	23,260	14,736
Deferred cost of revenue, non-current portion	—	5,403
Intangible assets, net	1,615	2,030
Goodwill	1,382	1,382
Other non-current assets	4,305	3,429
Total Assets	$428,358	$371,897
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$147,255	$128,757
Deferred revenue, current portion	38,543	34,501
Total current liabilities	185,798	163,258
Deferred revenue, non-current portion	13,376	48,511
Other long-term liabilities	7,308	7,849
Total Liabilities	206,482	219,618
Stockholders’ Equity:
Preferred stock, $0.0001 par value	—	—
Common stock, $0.0001 par value	11	10
Additional paid-in capital	482,546	435,607
Accumulated other comprehensive loss	(7)	—
Accumulated deficit	(260,674)	(283,338)
Total stockholders’ equity	221,876	152,279
Total Liabilities and Stockholders’ Equity	$428,358	$371,897

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ROKU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

(unaudited)

	Nine Months Ended
	September 30, 2018	September 30, 2017
Cash flows from operating activities:
Net income (loss)	$(15,635)	$(70,450)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	5,824	3,883
Stock-based compensation expense	21,237	7,517
Provision for doubtful accounts	755	17
Change in fair value of preferred stock warrant liability	—	40,333
Noncash interest expense	216	668
Loss from exit of facilities	450	232
Loss on disposals of property and equipment	8	54
Amortization of premiums on short-term investments	(164)	—
Changes in operating assets and liabilities:
Accounts receivable	(1,369)	(5,537)
Inventories	(36,171)	8,118
Prepaid expenses and other current assets	1,357	(2,867)
Deferred cost of revenue	1,945	(972)
Other noncurrent assets	(1,098)	(5,870)
Accounts payable and accrued liabilities	16,943	35,068
Other long-term liabilities	(541)	4,410
Deferred revenue	(3,054)	16,588
Net cash (used in) provided by operating activities	(9,297)	31,192
Cash flows from investing activities:
Purchase of property and equipment	(13,363)	(6,671)
Purchase of business, net of cash acquired	—	(2,959)
Purchases of short-term investments	(44,900)	—
Sales of short-term investments	3,000	—
Restricted cash	—	31
Net cash used in investing activities	(55,263)	(9,599)
Cash flows from financing activities:
Proceeds from borrowings, net	—	24,691
Repayments of borrowings	—	(15,000)
Holdback payment for a prior business acquisition	(500)	—
Proceeds from equity issued under incentive plans, net of repurchases	25,480	1,072
Net cash provided by financing activities	24,980	10,763
Net (Decrease) Increase in Cash	(39,580)	32,356
Cash and cash equivalents—Beginning of period	177,250	34,562
Cash and cash equivalents—End of period	$137,670	$66,918
Supplemental disclosures of cash flow information:
Cash paid for interest	$455	$583
Cash paid for income taxes	$404	$162
Supplemental disclosures of noncash investing and financing activities:
Unpaid portion of property and equipment purchases	$1,828	$836
Unpaid initial public offering cost	$—	$2,992
Issuance of convertible preferred stock warrants in connection with debt	$—	$2,032

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ROKU, INC.

NON-GAAP INFORMATION (in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Reconciliation of Net Loss to Adjusted EBITDA:
Net income (loss)	$(9,527)	$(46,235)	$(15,635)	$(70,450)
Other (income) expense, net	(2,050)	38,285	(2,751)	41,196
Stock-based compensation	11,499	2,924	21,237	7,517
Depreciation and amortization	2,218	1,303	5,824	3,883
Income tax expense (benefit)	(172)	58	(397)	144
Adjusted EBITDA	$1,968	$(3,665)	$8,278	$(17,710)

Pro forma basic and diluted net loss per share
Numerator:
Net income (loss) attributable to common stock holders	$(9,527)	$(46,235)	$(15,635)	$(70,450)
Add: Change in fair value of convertible preferred stock warrant liability	—	37,682	—	40,333
Net income (loss) attributable to common stockholders used in computing pro forma basic and diluted net loss per share	$(9,527)	$(8,553)	$(15,635)	$(30,117)
Denominator:
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders—basic and diluted	106,884	5,260	103,035	4,999
Add: Pro forma adjustments	—	80,844	—	80,844
Weighted-average shares used in computing pro forma net income (loss) per share attributable to common stockholders—basic and diluted	106,884	86,104	103,035	85,843
Pro forma net income (loss) per share—basic and diluted	$(0.09)	$(0.10)	$(0.15)	$(0.35)

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